EXHIBIT 10.17 TO 10-K

                                                           EXECUTION COUNTERPART

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement") between Shambaugh & Son, Inc., an Indiana corporation (the "Company") and a wholly-owned subsidiary of Comfort Systems USA, Inc., a Delaware corporation ("Comfort"), and Mark Shambaugh ("Executive") is entered into and effective as of the 15th day of November, 1998. This Agreement supersedes any other employment agreements or understandings, written or oral, between the Company and Executive.

                                 R E C I T A L S

      The following statements are true and correct:

      As of the date of this Agreement, the Company, Comfort and the other subsidiaries and affiliates of each (collectively, the "Comfort Group") are engaged primarily in the business of mechanical contracting services, including heating, ventilation and air conditioning, plumbing, piping and electrical and related services ("Services").

      Executive is employed hereunder by the Company in a confidential relationship wherein Executive, in the course of his employment with the Company, has and will continue to become familiar with and aware of information as to the Comfort Group's customers, specific manner of doing business, including the processes, techniques and trade secrets utilized by the Comfort Group, and future plans with respect thereto, all of which has been and will be established and maintained at great expense to the Company and Comfort. This information is a trade secret and constitutes the valuable goodwill of the Company and Comfort.

      NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, the Company and Executive hereby agree as follows:

                               A G R E E M E N T S

1.    EMPLOYMENT AND DUTIES.

            (1) The Company hereby employs Executive as its Chief Executive Officer and Executive hereby accepts this employment upon the terms and conditions herein contained. Executive agrees to devote substantially all of his business time, attention and efforts to promote and further the business of the Company.

            (2) Executive shall faithfully adhere to, execute and fulfill all lawful policies established by the Company and Comfort, including Comfort's Corporate Compliance Policy.

            (3) Executive shall not, during the term of Executive's employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes in any material respect with Executive's duties and responsibilities hereunder; PROVIDED, HOWEVER, that Executive may engage in the activities listed on Exhibit A hereto so long as Executive does not devote more time to such activities than Executive has historically devoted to such activities. The foregoing limitations shall not be construed as prohibiting Executive from making personal investments in such form or manner as will neither require Executive's services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of
      Section 4.

      2. COMPENSATION. For all services rendered by Executive, the Company shall compensate Executive as follows:

            (1) BASE SALARY. Effective the date hereof, the base salary payable to Executive shall be $300,000 per year, payable on a regular basis in accordance with the Company's standard payroll procedures, but not less often than monthly. On at least an annual basis, the Company will review Executive's performance and may make increases to such base salary if, in its discretion, any such increase is warranted.

            (2) EXECUTIVE PERQUISITES, BENEFITS AND OTHER COMPENSATION. Executive shall be entitled to receive additional benefits and compensation from the Company in such form and to the extent specified below:

                  (1) Coverage, subject to contributions required of employees generally, for Executive and Executive's dependent family members under health, hospitalization, disability, dental, life and other insurance plans that the Company may have in effect from time to time for the benefit of its employees.

                  (2) Reimbursement for all business travel and other
            out-of-pocket expenses reasonably incurred by Executive in the performance of Executive's services pursuant to this Agreement. Reimbursable expenses shall be appropriately documented in reasonable detail by Executive, and shall be in a format consistent with the Company's expense reporting policy.

                  (3) In addition to the benefits described in Section 2(b)(i),
            Executive shall be entitled to continue to participate in such other benefit programs, including, but not limited to, auto allowance and 401(k) plan, as shall be granted from time to time by the Company to its key employees in a manner consistent with its past practice.

                  (4) Executive may, in his discretion, take up to eight weeks of vacation time during any calendar year; PROVIDED, HOWEVER, that in no event shall Executive take more than three consecutive weeks of vacation time; and PROVIDED, FURTHER, that in no event shall Executive's vacation time accrue from year to year.

      3. CONFIDENTIALITY.

            (1) CONFIDENTIAL INFORMATION. As used herein, the term "Confidential Information" means any information, technical data or know-how of the Company and the other members of the Comfort Group, including, but not limited to, that which relates to customers, business affairs, business plans, financial matters, financial plans and projections, pending and proposed acquisitions, operational and hiring matters, contracts and agreements, marketing, sales and pricing, prospects of the Comfort Group, and any information, technical data or know-how that contain or reflect any of the foregoing, whether prepared by the Company, any other member of the Comfort Group, Executive or any other person or entity; PROVIDED, HOWEVER, that the term "Confidential Information" shall not include information, technical data or know-how which is generally available to the public not as a result of any breach of this Agreement by Executive.

            (2) NO DISCLOSURE. Except in the performance of Executive's duties as an executive of the Company, Executive will not, during or after the Executive's engagement with the Company, disclose to any person or entity or use, for any reason whatsoever, any Confidential Information, unless such disclosure is required by law or the order of any governmental authority under color of law; PROVIDED, HOWEVER, that prior to disclosing any information pursuant to this Section 3(b), Executive shall, if possible, give prior written notice of the disclosure of such information to the Company and shall provide the Company with the opportunity to contest such disclosure.

      4. NON-COMPETITION AGREEMENT.

            (1) COMPETITION. Executive will not, during the period of Executive's employment by or with the Company, and for a period of two years immediately following the termination of Executive's employment, for any reason whatsoever, directly or indirectly, on behalf of Executive or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:

                  (1) except for the activities listed on Exhibit A hereto,
            engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, or make or guarantee loans or invest, in or for any business engaged in Services in competition with the Company or any other member of the Comfort Group anywhere within the United States or Canada (the "Territory");

                  (2) call upon any person who is, at that time, within the
            Territory, an employee of the Company or any other member of the Comfort Group in a technical, managerial or sales capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Company or such other member of the Comfort Group;

                  (3) call upon any person or entity which is at that time, or which has been within two years prior to that time, a customer of the Company or any other member of the Comfort Group for the purpose of soliciting or selling Services; or

                  (4) call upon any prospective acquisition candidate, on
            Executive's own behalf or on behalf of any competitor, which acquisition candidate either was called upon by Executive on behalf of the Company or any other member of the Comfort Group or was the subject of an acquisition analysis made by Executive on behalf of the Company or any other member of the Comfort Group for the purpose of acquiring such acquisition candidate.

      Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Executive from acquiring as an investment not more than 1% of any class of securities of a competing business whose securities are traded on a national securities exchange or on an over-the-counter or similar market.

            (2) NO VIOLATION. It is specifically agreed that the period during which the agreements and covenants of Executive made in this Section 4 shall be effective shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this
      Section 4.

      5. TERM; TERMINATION; RIGHTS ON TERMINATION. The term of this Agreement shall begin on the date hereof and continue for five years (the "Term"), unless terminated sooner as herein provided. This Agreement and Executive's employment may be terminated in any one of the following ways:

            (1) DEATH. The death of Executive shall immediately terminate this Agreement with no severance compensation due to Executive's estate.

            (2) DISABILITY. If, as a result of incapacity due to physical or mental illness or injury, Executive shall have been absent from Executive's full-time duties hereunder for four consecutive months, then 30 days after receiving written notice (which notice may occur before or after the end of such four-month period, but which shall not be effective earlier than the last day of such four-month period), the Company may terminate Executive's employment hereunder, provided Executive is unable to resume his full-time duties at the conclusion of such notice period. In the event this Agreement is terminated as a result of Executive's disability, Executive shall receive from the Company Executive's base salary at the rate then in effect for the lesser of the time period remaining under the Term or one year, and such amount shall be payable during such period in a manner consistent with Company's standard pay practices. The amount payable hereunder shall be decreased by the amount of benefits otherwise actually paid by the Company to Executive or on Executive's behalf or under any insurance procured by the Company.

            (3) CAUSE. The Company may terminate this Agreement 10 days after written notice to Executive for cause, which shall be any of the following: (i) Executive's willful or material breach of this Agreement, which breach is not cured within 10 days after written notice by the Company to Executive; (ii) Executive's gross negligence in the performance of any of Executive's material duties and responsibilities hereunder, which gross negligence is not cured within 10 days after written notice by the Company to Executive; (iii) Executive's intentional nonperformance of any of Executive's material duties and responsibilities hereunder, which nonperformance is not cured within 10 days after written notice by the Company to Executive; (iv) Executive's willful dishonesty, fraud or misconduct with respect to the business or affairs of the Company or any other member of the Comfort Group; (v) Executive's conviction of a felony crime; (vi) Executive's confirmed positive illegal drug test result; (vii) sexual harassment by Executive; or (viii) willful or material failure by Executive to comply with Comfort's Corporate Compliance Policy. In the event of a termination for cause, as enumerated above, Executive shall have no right to any severance compensation.

            (4) WITHOUT CAUSE. At any time after the commencement of Executive's employment, Executive or the Company may, without cause, terminate this Agreement and Executive's employment, effective 30 days after receipt of written notice. Should Executive be terminated by the Company without cause during the first three years of the Term (the "Initial Term"), Executive shall receive from the Company Executive's base salary at the rate then in effect for the greater of the time period remaining under the Initial Term or for one year, and such amount shall be payable in a lump-sum payment due on the effective date of termination. Should Executive be terminated by the Company without cause during the final two years of the Term, Executive shall receive from the Company Executive's base salary at the rate then in effect for one year, and such amount shall be payable during such period in a manner consistent with the Company's standard pay practices. If Executive resigns or otherwise terminates Executive's employment, Executive shall receive no severance compensation.

      6. RETURN OF COMPANY PROPERTY. All records, plans, manuals, "field guides", memoranda, lists, documents, statements and other property delivered to Executive by or on behalf of the Company or any other member of the Comfort Group, by any customer of the Company or any other member of the Comfort Group (including, but not limited to, any such customers obtained by Executive), by any acquisition candidate of the Company or any other member of the Comfort Group, and all records compiled by Executive which pertain to the business or activities of the Company or any other member of the Comfort Group shall be and remain the property of the Company and shall be subject at all times to its discretion and control. Likewise, all correspondence with customers, representatives or acquisition candidates, reports, records, charts, advertising materials, and any data collected by Executive or by or on behalf of the Company or any other member of the Comfort Group or any representative of any of them shall be delivered promptly to the Company without request by it upon termination of Executive's employment with the Company.

      7. INVENTIONS. Executive shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Executive, solely or jointly with another, during the period of Executive's employment with the Company or within one year thereafter, and which are directly related to the business or activities of the Company or which Executive conceives as a result of his employment by the Company. Executive hereby assigns and agrees to assign all Executive's interests therein to the Company or its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

      8. TRADE SECRETS. Executive agrees that Executive will not, during or after the Term, disclose the specific terms of the Company's or any other member of the Comfort Group's relationships or agreements with significant vendors or customers or any other significant and material trade secret of the Company or any other member of the Comfort Group, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

      9. NO PRIOR AGREEMENTS. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and Executive's employment by the Company and the performance of Executive's duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Executive agrees to indemnify the Company for any claim, including, but not limited to, attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any non-competition agreement, invention or secrecy agreement between Executive and such third party which was in existence as of the date of this Agreement.

      10. ASSIGNMENT; BINDING EFFECT. Executive understands that Executive has been selected for employment by the Company on the basis of Executive's personal qualifications, experience and skills. Executive agrees, therefore, that Executive cannot assign all or any portion of Executive's performance under this Agreement. Executive, Executive's spouse and the estate of each shall not have any right to encumber or dispose of any right to receive payments hereunder, it being understood that such payments and the right thereto are nonassignable and nontransferable; PROVIDED, HOWEVER, that in the event of the death of Executive, any payments that Executive is entitled to receive may be assigned to the beneficiaries of Executive's estate. Subject to the preceding three sentences and the express provisions of Section 11, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

      11. COMPLETE AGREEMENT. Executive has no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements.

      12. AMENDMENT; WAIVER. This Agreement may not be modified except in a writing signed by the parties, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.

      13. NOTICE. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

      To the Company:         Shambaugh & Son, Inc.
                              7614 Opportunity Drive
                              Ft. Wayne, IN 46801
                              Attention: President

      with a copy to:         Comfort Systems USA, Inc.
                              777 Post Oak Boulevard, Suite 500
                               Houston, TX 77056
                              Attention:  General Counsel

      To Executive:           Mark Shambaugh
                              2233 East Cedar Canyons Road
                              Ft. Wayne, IN  46845

Notice shall be deemed given and effective on the earlier of five days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 13.

      14. SEVERABILITY; ENFORCEABILITY. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in any covenant contained herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed. Each of the covenants contained in this Agreement shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

      15. SURVIVAL. The provisions of Sections 3, 4, 6, 7 and 8 shall survive the termination of this Agreement.

      16. SPECIFIC PERFORMANCE. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the covenants contained in Sections 3, 4, 6, 7 and 8 and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Executive agrees that the Company shall be entitled to specific performance and that such covenants may be enforced by the Company in the event of any breach or threatened breach by Executive, by injunctions, restraining orders and other appropriate equitable relief. Executive further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

      17. ARBITRATION. With the exception of Sections 4 and 8, any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted by a single arbitrator in the State of Indiana, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA") then in effect, provided that the parties may agree to use an arbitrator other than those provided by the AAA. The arbitrator shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrator shall have the authority to order back-pay, severance compensation, reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon. A decision by a the arbitrator shall be final and binding. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Responsibility for bearing the cost of the arbitration shall be determined by the arbitrator and shall be proportional to the arbitrator's decision on the merits.

      18. ATTORNEYS' FEES. If any litigation is instituted to enforce or interpret the provisions of this Agreement or the transactions described herein, the prevailing party in such action shall be entitled to recover such party's reasonable attorneys' fees and other costs from the other party hereto.

      19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Indiana.

      20. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    COMPANY:

                                    SHAMBAUGH & SON, INC.


                                    By: /s/
                                        William George, Vice President


                                   EXECUTIVE:

                                   /s/
                                   Mark Shambaugh